Exhibit 99.2

A Compelling Partnership November 9, 2021

FORWARD-LOOKING STATEMENTS

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of QCR Holdings (the "Company" or "QCRH") and Guaranty Federal Bancshares, Inc. ("Guaranty"). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of QCR Holdings' and Guaranty's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this presentation, including forward-looking statements, speak only as of the date they are made. and neither QCR Holdings nor Guaranty undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of QCR Holdings and Guaranty to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: i) the possibility that any of the anticipated benefits of the proposed transaction between QCR Holdings and Guaranty will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of Guaranty, QCR Holdings and their respective bank subsidiaries will be materially delayed or will be more costly or difficult than expected; (iii) the inability to complete the proposed transaction due to the failure of the required stockholder approval or litigation related to the proposed transaction; (iv) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (v) the failure of the proposed transaction to close for any other reason; (vi) the effect of the announcement of the transaction on customer relationships and operating results; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) the strength of the local, state, national and international economies; (ix) changes in state and federal laws, regulations and governmental policies concerning QCR Holdings' and Guaranty's general businesses; (x) changes in interest rates and prepayment rates of QCR Holdings' and Guaranty's assets (including the impact of LIBOR phase-out); (xi) increased competition in the financial services sector and the inability to attract new customers; (xii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (xiii) the loss of key executives or employees; (xiv) changes in consumer spending; (xv) diversion of management's attention from ongoing business operations and opportunities due to the proposed merger; (xvi) unexpected outcomes of existing or new litigation involving QCR Holdings or Guaranty; (xvii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), acts of war or threats thereof and other adverse external events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse events; (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xix) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning QCR Holdings, Guaranty and their businesses, including additional factors that could materially affect QCR Holdings' and Guaranty's financial results, are included in QCR Holdings' and Guaranty filings with the Securities and Exchange Commission (the "SEC").

NON-GAAP FINANCIAL MEASURES

These slides contain non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirement of Regulation G, the Company has provided reconciliations within the slides, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure. For more details on the Company's non-GAAP measures, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

ADDITIONAL INFORMATION

QCR Holdings will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Guaranty that also constitutes a prospectus of QCR Holdings, which will be sent to the stockholders of Guaranty. Guaranty's stockholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about QCR Holdings, Guaranty and the proposed transaction. When filed, this document and other documents relating to the proposed transaction filed by QCR Holdings and Guaranty can be obtained free of charge from the SEC's website at www.sec.gov. These documents also can be obtained free of charge by accessing QCR Holdings' website at www.qcrh.com under the tab "Investors Relations" and then under "SEC Filings or by accessing Guaranty's website at investors.gbankmo.com under the tab "Investor Menu" and then under "SEC Filings." Alternatively, these documents, when available, can be obtained free of charge from QCR Holdings upon written request to QCR Holdings, Inc., Attention: Corporate Secretary, 3551 7th Street, Moline, Illinois 61265 or by calling (319) 743-7006, or from Guaranty, upon written request to Guaranty Federal Bancshares, Inc., Attention: Ms. Vicki Lindsay, Corporate Secretary, 2144 S. Republic Road, Suite F200, Springfield, Missouri 65804.

QCR Holdings, Guaranty and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found, respectively, in the definitive proxy statement of QCR Holdings relating to its 2021 Annual Meeting of Stockholders filed with the SEC on April 8, 2021 and the definitive proxy statement of Guaranty relating to its 2021 Annual Meeting of Stockholders filed with the SEC on April 12, 2021. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

4 Table of Contents CONTENTS • Acquisition Rationale • Key Transaction Assumptions and Metrics • Springfield Market Overview • Pro Forma Composition • Demonstrated M&A Success

5 • Headquartered in Moline, IL, founded in 1993 • Operates 23 banking locations in Iowa, Missouri, and Illinois • Full - service commercial and retail banking and trust and wealth management services • High - performing niche business areas: • Specialty Finance Group • Correspondent Banking • Wealth Management Services • m2 Equipment Finance, based in Milwaukee, Wisconsin offers equipment loans and leases • Local charter autonomy with support from centralized group operations • Highly competitive with larger national and regional banks • Strong relationships with clients differentiate us from other banks Overview of QCR Holdings (QCRH) QCRH OVERVIEW Company Overview Key Metrics QCRH Market Locations Balance Sheet ($ in Billions) Assets: $6.0 B Loans: $4.6 B Deposits: $4.9 B TCE/TA: 9.54% Asset Quality NPAs/Assets: 0.11% Reserves to Loans: 1.75% NCOs/Avg. Loans: 0.00% Profitability (YTD) ROAA: 1.66% ROAE: 15.27% Efficiency Ratio: 54.69% NIM: 3.56% ¹ Yield on Loans: 4.07% ¹ Cost of Deposits: 0.27% ¹ ¹ D ata based on most recent quarter

6 QCRH Business Niches Drive Outstanding Results • Fiduciary services • Investment management services • Financial planning • Brokerage services • 9/30/21 AUM: $5.1B • Competitive deposit products with nearly $2B in total deposits • Safekeeping and cash management services • 186 correspondent banking relationships • Bank stock loans • Retail banking • Complex commercial lending • Sophisticated treasury management solutions • Customized private banking services • Small/medium equipment lease financing (m2 Equipment Finance) Solid Traditional Banking Business Correspondent Banking Wealth Management • Municipal and tax credit specialty financing • Significant floating to fixed rate swap revenue in tax credit lending • Capital markets revenue averaging $16M per quarter for last eight quarters Specialty Finance Group QCRH NICHES Our High - Performing Business Niches Built on top of our solid traditional business, our three primary niche areas diversify our earnings power.

Overview of Guaranty Federal Bancshares, Inc. GFED OVERVIEW Company Overview Key Metrics Branch Footprint • Headquartered in Springfield, Missouri • Bank subsidiary Guaranty Bank was founded in 1913 • $1.2 billion in total assets • Listed on the NASDAQ under “GFED” with $105 million market capitalization • Operates 16 banking centers across 4 counties and a Loan Production Office in Webster County • Provides a range of banking services to individual and corporate customers in Southwest Missouri • 39,830 customer accounts serving 19,130 households and businesses Note: GFED data as of 9/30/2021; ¹ Data based on most recent quarter Balance Sheet ($ in Millions) Assets: $1,166 Loans: $797 Deposits: $1,011 TCE/TA: 7.95% Asset Quality NPAs/Assets: 0.91% Reserves to Loans: 1.33% NCOs/Avg. Loans: 0.03% Profitability (YTD) ROAA: 0.90% ROAE: 11.71% Efficiency Ratio: 67.1% NIM: 3.30% ¹ Yield on Loans: 4.71% ¹ Cost of Deposits: 0.34% ¹ 7

8 Transaction Criteria – The right partner in the right markets M&A CRITERIA Key Attributes Pro Forma Guaranty Bank Rationale FRANCHISE Attractive mid - size metro markets with growth opportunities x Build scale and increase market share in communities where relationships are a differentiator Aligned values x Strong focus on clients and delivering exceptional service Positive brand/name recognition x Autonomous business model benefits Guaranty Bank’s positive and established brand Earnings potential x Expansion of niche business areas offers exceptional earnings potential Charter structure x Ability to integrate into existing QCRH charter FINANCIAL Attractive TBV earn back period x TBV dilution earn back in 2.75 years Accretive EPS x Meaningful QCRH EPS accretion of approximately 13% in first full year ROAA x Accretive to already strong ROAA at bank level

9 STRUCTRURE Overview of Transaction Structure and Terms Consideration to GFED Shareholders Key Pricing Ratios Governance and Management Approval and Timing • Right to receive $30.50 in cash, 0.58775 shares of QCRH common stock, or a mixed consideration of $6.10 in cash and 0.4702 shares of QCRH common stock • Cash, stock, and mixed elections subject to proration, resulting in total consideration mix of 80% stock and 20% cash • Transaction value per share of $34.31 1 • Aggregate transaction value of $151.6 million 1,2 • 1.61x Price / tangible book value per share • 14.1x Price / 2021E EPS • 9.1x Price / 2021E EPS + cost savings (fully phased - in) • 6.4% core deposit premium • SFC Bank President and CEO Monte McNew will serve as CEO of the new combined bank, while Guaranty Bank President and CEO Shaun Burke will serve as President • Expected that one Guaranty Federal Bancshares, Inc. Board member will join the QCR Holdings, Inc. Board of Directors. • Transaction expected to close in 1Q22 or 2Q22 subject to customary closing conditions 1) Based on QCRH stock price of $59.99 per share as of November 5, 2021 2) Calculated using an estimated 4,420,295 shares at closing, inclusive of all dilutive shares

ASSUMPTIONS

Key Transaction Assumptions

Financially Compelling Pro Forma Impact

- First Full Year EPS Accretion (2023): $0.81 / 13.1%
- IRR: 20.4%
- TBV Dilution: 5.2%
- TBV Earn back:
  - 2.75 years (Crossover)
  - 2.71 years (Simple)
- TCE / TA: 9.3%
- CET1 Ratio: 10.1%
- Total RBC Ratio: 14.1%

Earnings Projections	• QCRH: Consensus analyst estimates • GFED: As estimated by combined management • No revenue synergies included in expected EPS accretion, but opportunities exist with QCRH's broader product suite including enhanced commercial treasury management and private wealth management capabilities
Cost Savings and Efficiency Measures	• Identified cost savings and efficiency measures of $7.6M, or 24.5% of GFED's noninterest expense • 50% realized in 2022 (post-closing), 100% in 2023 and thereafter • $13.4M pre-tax one-time integration costs
Credit & Interest Rate Marks	• $17M gross credit mark or 2.10% of loans ($10.5M non-PCD/$6.5M PCD) • Non-PCD reserve of ~$10.5M established day 2 through provision expense • Additional $1.4M reserve for unfunded commitments • $2.9M negative interest rate mark and non-PCD credit mark accreted over 3.2 years
Other Adjustments	• Other net positive fair value marks of $1.3M, consisting of securities, time deposits, FHLB advances, trust preferred securities & subordinated notes • Core deposit intangible of 0.50% on GFED's core deposits, amortized over 10 years using sum-of-years digits

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11 • The combined bank will have eleven locations in the Springfield MSA. • The combined bank will be ranked # 4 in deposit market share. • $2.0 billion in total assets • $1.5 billion in total loans • $1.6 billion in total deposits Pro Forma Franchise - Growing Market Share Matters PRO FORMA FRANCHISE *Source: FDIC deposit market share data as provided by S&P Global. Deposit and branch data is as of 6/30/21. Other financial inf ormation as of 9/30/21. Institution Name Branches in MSA Deposits ($ in millions) Market Share% 1. Great Southern Bancorp Inc. 20 1,968 13.48 2. Commerce Bancshares Inc. 10 1,612 11.04 3. Central Banco. Inc. 23 1,573 10.77 4. Pro Forma Company (Guaranty Bank) 11 1,401 9.60 4. OakStar Bancshares Inc. 7 1,036 7.10 5. Guaranty Federal Bancshares (Guaranty Bank) 10 793 5.43 6. Bank of America Corp. 4 743 5.09 7. QCR Holdings, Inc. (SFC Bank) 1 608 4.17 8. Reliable Community Bancshares Inc. 8 573 3.92 9. U.S. Bancorp 8 535 3.67 10. JamesMark Bancshares Inc. 5 494 3.39 Springfield MSA - Deposit Market Share

12 PRO FORMA MAP Pro Forma QCR Holdings, Inc. Market Map *Milwaukee location indicates m2 Equipment Finance LLC location.

13 Pro Forma Loan Composition - Reported COMPOSITION Pro Forma¹ Residential RE 6% CRE 55% C&I 36% Other 3% Residential RE 13% CRE 69% C&I 15% Other 3% 1) Loan Composition and balances exclude purchase accounting adjustments Note: Dollars in millions; QCRH composition based on data as of 9/30/2021, GFED composition based on data as of 9/30/2021 Yield on Loans: 4.07% Yield on Loans: 4.74% Yield on Loans: 4.17% Total Loans = $4.6B Total Loans = $798M Total Loans = $5.4B

14 Pro Forma Deposit Composition - Reported COMPOSITION Pro Forma Noninterest Bearing 28% Interest Bearing 63% Time Deposits 9% Noninterest Bearing 27% Interest Bearing 58% Time Deposits 15% Note: Dollars in millions; QCRH composition based on data as of 9/30/2021, GFED composition based on data as of 9/30/2021 Cost of Deposits: 0.27% Cost of Deposits: 0.34% Cost of Deposits: 0.29% Total Deposits = $4.9B Total Deposits = $1.0B Total Deposits = $5.9B

15 Robust Due Diligence Process DUE DILIGENCE Due Diligence Focus Areas Due Diligence Approach • Asset Quality • Corporate Records/Legal • Data Processing • Facilities • Finance/Accounting • Government Regulation • Human Resources • Information Technology • Insurance • Internal Audit • Marketing • Material Agreements • Risk/Compliance • Taxes • Treasury x Highly collaborative with both teams x Thorough evaluation of GFED loan portfolio • Reviewed 100% of loans > $2M • Reviewed 60% of commercial loan portfolio • Reviewed all special mention/substantial loans > $200K x In - depth and conservative tabulation of one - time costs and cost savings x Assessment of contractual obligations x Systematic review of legal, compliance and regulatory risks x Exploration of information technology systems

16 QCR Holdings, Inc. SPRINGFIELD MARKET OVERVIEW

17 MARKETS QCRH Does Business in Vibrant Markets. Robust commercial, industrial and technology activity Relationships matter and differentiate us from big banks Mid - sized metros 200K - 500K population MSAs Ability to gain prominent market share Strong demographics drive steady growth

18 Primary Industries • Healthcare • Manufacturing • Transportation • Education • Retail Springfield’s Primary Industries and Employers Major Employers Headquarters • Bass Pro Shops • O’Reilly Auto Parts • BKD, LLP • Springfield ReManufacturing Corp • Jack Henry & Associates Other Major Employers • Cox Health • Mercy Hospital • Kraft Foods • 3M • Chase Card Services • Expedia, Inc. • T - Mobile • BNSF Railway • AT&T MARKETS *Source: Springfield Chamber of Commerce, 2020

19 • Springfield MSA population = 475,000 • Cost of living is consistently 10% below the national average. • The Springfield metro workforce has grown more than 3% in the past 8 years. • The area’s unemployment rate of 2.7% has steadily decreased since 2010. • In the Springfield metro area, 95% of businesses have fewer than 50 employees. • The health care industry employs 36,000 people (16.7% of the total workforce) with a $4.5 billion - dollar annual economic impact. • Springfield’s economic output (gross metro product) grew 32% in the past decade. • The manufacturing sector creates an $18.6 billion economic impact each year and provides well - paying jobs for over 16,400 people in the area. Why Springfield is a great market – Community Highlights MARKETS *Source: Springfield Chamber of Commerce, 2020

20 Primary Industries • Healthcare • Manufacturing • Transportation • Education • Retail Joplin’s Primary Industries and Employers Major Employers • Freeman Health System • Leggett & Platt • Con - way Truckload • Mercy Hospital Joplin • Joplin School District • Eagle - Picher • Walmart • Systems & Service Technologies • Missouri Southern State University • AT&T Mobility • Tamko • Aegis • City of Joplin • General Mills MARKETS *Source: Joplin Area Chamber of Commerce, 2020

21 • Joplin MSA population = 179,000 • Population grew by 3,311 over the last 5 years and is projected to grow by 4,886 over the next 5 years. • Attractive banking market that is the commercial, medical and cultural hub of a four - state region providing services for more than eight times its population. • A highly diversified manufacturing base provides almost 23% of the area jobs. • As a regional healthcare hub, Joplin employs more than 4,000 people in the health care profession. • Home of Missouri Southern State University. • Joplin’s daily population swells to over 200,000 with visitors who work, shop and enjoy the attractions the city offers. Why Joplin is a great market – Community Highlights MARKETS *Source: Joplin Area Chamber of Commerce, 2020

22 QCR Holdings, Inc. DEMONSTRATED M&A SUCCESS

23 Demonstrated Ability to Obtain Regulatory Approval and Close Quickly REGULATORS Acquisition Deal Signed/ Announced Deal Closed Time to Close SFC Bank April 18, 2018 July 1, 2018 74 days Guaranty Bank (Cedar Rapids) June 8, 2017 Oct. 1, 2017 115 days Community State Bank May 23, 2016 Aug. 31, 2016 100 days

24 Demonstrated Strong Results in Prior M&A Transactions SFC Net Income Comparison ($M) (1) SFC RESULTS Springfield First Community Bank in Springfield MSA $462.2 $545.1 $429.1 $666.8 $752.0 $650.2 $718.9 $880.1 $605.9 $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 $1,000 Total Loans Total Assets Core Deposits Pre-Acquisition as of 12/31/17 2021 Projection at Acquisition Post-Acquisition as of 9/30/21 $5.5 $9.4 $14.0 $0 $2 $4 $6 $8 $10 $12 $14 $16 Net Income Pre-Acquisition as of 12/31/17 2021 Projection at Acquisition Post-Acquisition as of 9/30/21 SFC Loans/Assets/Deposits Comparison ($M) CAGR 12.5% CAGR 13.6% CAGR 9.6% CAGR 28.3% * Source: QCRH documents; *Annualized 9/30/21 Net Income

25 Demonstrated Strong Results in Prior M&A Transactions CSB Net Income Comparison ($M) (1) CSB RESULTS Community State Bank in Ankeny/Des Moines MSA $444.6 $594.0 $481.3 $607.3 $782.1 $673.4 $834.5 $1,140.9 $994.0 $0 $200 $400 $600 $800 $1,000 $1,200 Total Loans Total Assets Core Deposits Pre-Acquisition as of 12/31/15 2021 Projection at Acquisition Post-Acquisition as of 9/30/21 $5.5 $9.1 $11.2 $0 $2 $4 $6 $8 $10 $12 Net Income Pre-Acquisition as of 12/31/15 2021 Projection at Acquisition Post-Acquisition as of 9/30/21 CSB Loans/Assets/Deposits Comparison ($M) CAGR 18.3% CAGR 19.0% CAGR 21.3% CAGR 20.9% * Source: QCRH documents; *Annualized 9/30/21 Net Income

26 Strong Expected Accretion Will Lead to Quick TBV Earnback TBV EARNBACK $20.11 $22.70 $24.04 $28.15 $32.16 $36.30 $0 $5 $10 $15 $20 $25 $30 $35 $40 2016 2017 2018 2019 2020 9/30/2021 $2.17 $2.61 $2.86 $3.60 $3.80 $5.97 $0 $1 $2 $3 $4 $5 $6 $7 2016 2017 2018 2019 2020 9/30/2021 Strong Historical TBV Per Share Growth Strong Historical EPS Growth Q2 - 2022 Q3 - 2022 Q4 - 2022 Q1 - 2023 Q1 - 2023 $1.14 $0.41 $1.07 $1.19 $1.34 $0.90 $1.58 $1.66 Dec '19 Mar '20 Jun '20 Sept '20 Dec '20 Mar '21 Jun '21 Sept '21 TBV Growth by Quarter Per Share ( Quarterly Average = $1.16 per Diluted Share) Expected TBV per share Dilution at Close = $2.04 per share Source: Company documents; Annualized 9/30/21 EPS Growth *

NON-GAAP RECONCILIATION

Non-GAAP Reconciliation

GAAP to Non-GAAP Reconciliation	As of December 31 2016	December 31 2017	December 31 2018	December 31 2019	December 31 2020	September 30 2021
	(Dollars in thousands, except per share data)					
Tangible book value per share						
Stockholders' equity (GAAP)	$ 286,041	$ 353,287	$ 473,138	$ 535,351	$ 593,793	$ 649,814
Less: Intangible assets	22,522	37,413	95,282	89,717	85,447	83,923
Tangible common equity (non-GAAP)	$ 263,519	$ 315,874	$ 377,856	$ 445,634	$ 508,346	$ 565,891
Common shares outstanding at period end	13,106,845	13,918,168	15,718,208	15,828,098	15,805,711	15,590,428
Tangible book value per share (non-GAAP)	**$ 20.11**	**$ 22.70**	**$ 24.04**	**$ 28.15**	**$ 32.16**	**$ 36.30**

GAAP to Non-GAAP Reconciliation	As of September 30 2019	December 31 2019	March 31 2020	June 30 2020	September 30 2020	December 31 2020	March 31 2021	June 30 2021	September 30 2021
	(Dollars in thousands, except per share data)								
Tangible book value per share									
Stockholders' equity (GAAP)	$ 519,743	$ 535,351	$ 539,139	$ 556,020	$ 572,613	$ 593,793	$ 608,719	$ 630,476	$ 649,814
Less: Intangible assets	93,277	89,717	88,669	88,120	85,968	85,447	84,939	84,431	83,923
Tangible common equity (non-GAAP)	$ 426,466	$ 445,634	$ 450,470	$ 467,900	$ 486,645	$ 508,346	$ 523,780	$ 546,045	$ 565,891
Common shares outstanding at period end	15,790,462	15,828,098	15,773,736	15,790,611	15,792,357	15,805,711	15,843,732	15,763,522	15,590,428
Tangible book value per share (non-GAAP)	**$ 27.01**	**$ 28.15**	**$ 28.56**	**$ 29.63**	**$ 30.82**	**$ 32.16**	**$ 33.06**	**$ 34.64**	**$ 36.30**
Tangible book value per share growth per quarter	**–**	**$ 1.14**	**$ 0.41**	**$ 1.07**	**$ 1.19**	**$ 1.34**	**$ 0.90**	**$ 1.58**	**$ 1.66**

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